Exhibit 99.1

STONERIDGE REPORTS THIRD-QUARTER 2013 RESULTS

•	Continued Improvement in Operating Margin over Prior Year Driven by Sales Growth from New Business Awards and Cost Reductions
•	Deleveraging from 2012 Cash Flow Lowers Interest Expense
•	Company Maintains 2013 Guidance of $0.75-$0.95 per Share

WARREN, Ohio – October 31, 2013 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2013.

Third-quarter 2013 net sales were $233.5 million, an increase of $14.2 million, or 6.5%, compared with $219.3 million for the third quarter of 2012. The increase in the current quarter’s net sales was primarily due to higher sales in the Company’s Control Devices and Electronics business segments.

Net income for the third quarter of 2013 was $5.0 million, or $0.19 per diluted share, compared with net income of $0.4 million, or $0.02 per diluted share, in the third quarter of 2012. The increase in net income was primarily due to higher sales in the third quarter of 2013 compared with the same period in 2012.

As of September 30, 2013, Stoneridge’s consolidated cash position was $46.1 million, an increase of $1.5 million from December 31, 2012. The Company’s increased cash position was the result of increased net income in 2013 which was partially offset by increases in net working capital and capital expenditures to support sales growth.

John Corey, President and Chief Executive Officer, commented, “Current-year sales were up compared to prior year as a result of new business sales in our Control Devices and Electronics segments and volume increases. PST’s sales were up 12.5% compared to last year on a local currency basis; however, on a US dollar basis, PST’s sales were flat because the Brazilian real devalued compared to the US Dollar by 12.5%.”

Corey continued, “We have reported continued improvement in sales, operating earnings and net income in the third quarter in spite of the uncertainty in the economic environment. Given this uncertainty and continuing weakness in the North American commercial vehicle market, which has not rebounded as forecasted, we are encouraged by our continued sales performance and the contributions made to our net income over the past five quarters.”

Regarding the fourth quarter of 2013, Corey added, “Though the expected improvement in the North American commercial vehicle market and consumer confidence in Brazil remains uncertain, we have maintained our 2013 guidance of $0.75 to $0.95 per share as published on February 7, 2013, though most likely at the lower end of this range.”

1

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2013 third-quarter results can be accessed at 10 a.m. Eastern time on Thursday, October 31, 2013, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012

Net sales	$233,511	$219,256	$712,006	$715,788

Costs and expenses:
Cost of goods sold	179,992	168,018	539,538	545,753
Selling, general and administrative	42,814	44,623	139,646	149,954

Operating income	10,705	6,615	32,822	20,081

Interest expense, net	4,544	4,878	13,693	15,395
Equity in earnings of investees	(99)	(207)	(396)	(443)
Other (income) expense, net	(269)	972	178	3,375

Income before income taxes	6,529	972	19,347	1,754

Provision for income taxes	1,016	383	3,160	717

Net income	5,513	589	16,187	1,037

Net income (loss) attributable to noncontrolling interest	466	170	1,260	(1,703)

Net income attributable to Stoneridge, Inc.	$5,047	$419	$14,927	$2,740

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.19	$0.02	$0.56	$0.10
Diluted	$0.19	$0.02	$0.55	$0.10

Weighted average shares outstanding:
Basic	26,692	26,430	26,663	26,358
Diluted	27,177	27,144	27,236	27,009

3

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(in thousands)	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,057	$44,555
Accounts receivable, less reserves of $3,185 and $3,394, respectively	150,988	141,503
Inventories, net	118,976	96,032
Prepaid expenses and other current assets	29,709	28,964
Total current assets	345,730	311,054

Long-term assets:
Property, plant and equipment, net	112,953	119,147
Other assets
Intangible assets, net	73,570	84,397
Goodwill	61,235	66,381
Investments and other long-term assets, net	10,116	11,712
Total long-term assets	257,874	281,637
Total assets	$603,604	$592,691

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$9,210	$18,925
Revolving credit facilities	-	1,160
Accounts payable	86,368	76,303
Accrued expenses and other current liabilities	65,856	57,081
Total current liabilities	161,434	153,469

Long-term liabilities:
Long-term debt, net	187,452	181,311
Deferred income taxes	55,407	59,819
Other long-term liabilities	4,123	4,258
Total long-term liabilities	246,982	245,388

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,803 and 28,433 shares and outstanding 28,484 and 27,913 shares at September 30, 2013 and December 31, 2012,
respectively, with no stated value	-	-
Additional paid-in capital	186,857	184,822
Common Shares held in treasury, 319 and 520 shares at September 30, 2013 and December 31,
2012, respectively, at cost	(519)	(1,885)
Accumulated deficit	(7,975)	(22,902)
Accumulated other comprehensive loss	(24,598)	(10,282)
Total Stoneridge Inc. shareholders’ equity	153,765	149,753
Noncontrolling interest	41,423	44,081
Total shareholders' equity	195,188	193,834
Total liabilities and shareholders' equity	$603,604	$592,691

4

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Net income	$5,513	$589	$16,187	$1,037
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	167	1,018	(11,947)	(9,327)
Unrealized gain (loss) on derivatives	309	3,979	(2,369)	9,464
Other comprehensive income (loss)	476	4,997	(14,316)	137
Consolidated comprehensive income	5,989	5,586	1,871	1,174
Comprehensive income (loss) attributable to noncontrolling interest	466	170	1,260	(1,703)

Comprehensive income attributable to Stoneridge, Inc.	$5,523	$5,416	$611	$2,877

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine Months Ended September 30 (in thousands)	2013	2012

OPERATING ACTIVITIES:
Net cash provided by operating activities	$22,444	$40,029

INVESTING ACTIVITIES:
Capital expenditures	(18,522)	(20,243)
Proceeds from sale of fixed assets	94	490
Payment for additional interest in PST	-	(19,779)
Net cash used for investing activities	(18,428)	(39,532)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	-	11,420
Revolving credit facility payments	(1,160)	(38,433)
Proceeds from issuance of other debt	21,574	21,315
Repayments of other debt	(22,262)	(37,973)
Other financing costs	-	(134)
Repurchase of Common Shares to satisfy employee tax withholding	(729)	(1,135)
Net cash used for financing activities	(2,577)	(44,940)

Effect of exchange rate changes on cash and cash equivalents	63	1,278

Net change in cash and cash equivalents	1,502	(43,165)

Cash and cash equivalents at beginning of period	44,555	78,731

Cash and cash equivalents at end of period	$46,057	$35,566

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$(1,019)	$1,450
Issuance of Common Shares for acquisition of additional PST interest	$-	$10,197

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